Exhibit 3.1

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
HCSB FINANCIAL CORPORATION

Pursuant to Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, (the “Code”), HCSB FINANCIAL CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.             The name of the Corporation is:   HCSB Financial Corporation.

2.             Date of Incorporation: March 15, 1999.

3.             Agent’s Name and Address:  James R. Clarkson, 5009 Broad Street, Loris, South Carolina 29569.

4.             On February 26, 2009, the Corporation adopted the following Amendment of its Articles of Incorporation, deleting Article Three in its entirety and inserting in lieu thereof a new Article Three, substantially in the following form:

The Corporation shall have the authority, exercisable by its board of directors (the “Board of Directors”), to issue up to 10,000,000 shares of voting common stock, par value $.01 per share, and to issue up to 5,000,000 shares of preferred stock, par value $.01 per share.  The Board of Directors shall have the authority to specify the preferences, limitations and relative rights of each class (and of any series within a class) of preferred stock.  The rights and privileges of holders of voting common stock are subject to any classes or series of preferred stock that the Corporation may issue.

5.             N/A.

6.             At the date of adoption of the Amendment, which was February 26, 2009, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and vote of such shares was:

	Number of Outstanding	Number of Votes Entitled	Number of Votes Represented at	Number of Undisputed Shares Voted
Voting Group	Shares	to be Cast	the meeting	For	Against

Common Stock	3,677,955	3,677,955	2,838,920	2,647,702	164,288

*NOTE:  Pursuant to Section 33-10-106(6)(i) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

7.             Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended) N/A.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this as of the 26th day of February, 2009.

HCSB FINANCIAL CORPORATION

By:	/s/ James R. Clarkson
Name: James R. Clarkson
Title: President & Chief Executive Officer